Exhibit 99.1

SITO Mobile Reports Preliminary First Quarter Financial Results

Reschedules First Quarter Results Release and Conference Call for Wednesday, May 3, 2017

JERSEY CITY, N.J., April 27, 2017 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (NASDAQ: SITO), a leading mobile engagement platform, today announced unaudited preliminary results for the first quarter ended March 31, 2017 and also announced that it will postpone reporting its full financial results and holding its earnings conference call until Wednesday, May 3, 2017.

First Quarter Preliminary Results Highlights

●	TOTAL REVENUE: For Q1 in the range of $6.6 million - $6.7 million.

●	GROSS PROFIT: In the range of $3.4 million - $3.5 million.

●	GROSS MARGIN: In the range of 51%-53%.

●	OPERATING EXPENSES: In the range of $5.7 million - $5.9 million including;

●	Sales and marketing of $3.5 million-$3.6 million,
●	General and administrative in the range of $1.5 million - $1.6 million,
●	Extraordinary professional fees of approximately $650,000,
●	Depreciation and amortization of approximately $160,000.

●	INTEREST EXPENSE: Approximately $400,000.

"SITO Mobile’s 33% year-over-year growth in first-quarter revenue represented a solid start for the year,” said Rory O’Connell, Interim CEO of SITO Mobile. “We are growing our customer base, campaign volume and ad dollars. We are expanding in a number of existing vertical markets including retail, automotive and consumer products and we are also growing in entertainment, tourism and state and local government. We believe this solid foundation and strong momentum will enable us to produce strong year-over-year and sequential growth in the second quarter.”

The Company also noted it will provide second quarter revenue guidance on the upcoming call.

New conference call details will be provided in a separate release.

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, sales growth, our reliance on brand owners and wireless carriers, the possible need for additional capital as well as other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Investor Relations:

Joseph Wilkinson

SVP Investor Relations

Joseph.Wilkinson@sitomobile.com

Media Relations:

Alexandra Levy
Silicon Alley Media
alex@siliconalley-media.com

RELATED LINKS
http://www.sitomobile.com